Exhibit 10.1

AMENDED AND RESTATED SECOND AMENDMENT

2007 OMNIBUS STOCK AND INCENTIVE PLAN

FOR CAPITAL SENIOR LIVING CORPORATION

This Amended and Restated Second Amendment to the 2007 Omnibus Stock and Incentive Plan for Capital Senior Living Corporation (“Plan”) is hereby adopted subject to approval by the Company’s shareholders, which approval must be obtained on or before December 31, 2015.

W I T N E S S E T H:

WHEREAS, the Board has determined that it is in the best interest of Capital Senior Living Corporation (“Company”) and its shareholders to: (i) increase of the number of shares available for awards under the Plan; (ii) add restricted share units as a form of award under the Plan; (iii) revise and update the performance measures applicable to performance awards under the Plan; (iv) provide for a minimum one-year vesting period for restricted shares and restricted share units awarded to the Company’s non-employee directors; (v) extend the termination date of the Plan to December 16, 2024; and (vi) make certain other clarifying and ministerial changes; and

WHEREAS, under and in accordance with Section 22 of the Plan, the Board has been granted the authority to amend the Plan, subject in this case to shareholder approval.

NOW THEREFORE, The Plan Is Hereby Amended As Follows:

I. Section 2 of the Plan is amended, effective as of December 16, 2014, by deleting Section 2(c) in its entirety, and substituting therefore the following:

“(c) “Award” shall mean either an Option, an SAR, a Restricted Share Award, a Restricted Share Unit Award, or a Performance Award, except that where it shall be appropriate to identify the specific type of Award, reference shall be made to the specific type of Award.”

II. Section 2(g)(i) of the Plan is amended, effective as of March 26, 2015, by deleting Section 2(g)(i) in its entirety, and substituting therefore the following:

“(i) the consummation of a merger, consolidation, statutory share exchange or sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company that requires the consent or vote of the holders of the Parent’s Common Stock, other than a consolidation, merger or share exchange of the Parent in which the holders of the Parent’s Common Stock immediately prior to such transaction have the same proportionate ownership of common stock of the surviving corporation immediately after such transaction (provided that, for the avoidance of doubt, a “Change in Control” shall only be deemed to occur upon the consummation of such merger, consolidation, statutory share exchange or sale, lease, exchange or other asset transfer and not upon any shareholder approval related to such event);”

III. Section 2 of the Plan is amended, effective as of December 16, 2014, by deleting Section 2(ii) in its entirety, and substituting therefore the following:

“(ii) “Performance Measures” shall mean (i) earnings, including one or more of operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, rent (or restructuring) costs, adjusted EBITDA, adjusted EBITDAR, economic earnings, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income, after-tax income or adjusted net income; (iii) earnings per share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) cash flow from facility operations (CFFO); (xii) facility net operating income (NOI); (xiii) implementation or completion of critical projects or processes; (xiv) acquisition financing; (xv) cumulative earnings per share growth; (xvi) operating margin or profit margin; (xvii) containment of Company expenses, (xviii) expense targets, reductions and savings, productivity and efficiencies; (xix) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, employee satisfaction, resident satisfaction, human resources management, supervision of litigation and/or information technology goals, goals relating to acquisitions, divestitures, joint ventures and/or similar transactions and/or goals relating to budget comparisons; (xx) personal professional objectives, including, without limitation, any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; (xxi) any combination of, or a specified increase or decrease in, any of the foregoing; and (xxii) such other criteria which the Committee reasonably determines is comparable to any of the foregoing listed criteria. Where applicable, the Performance Measures may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Parent, a Subsidiary, or a division or strategic business unit of the Company, or may be applied to the performance of the Parent or a Subsidiary relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The Performance Measures may be subject to a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Where applicable, a Performance Measure may be measured on a generally accepted accounting principles (GAAP) or non-GAAP basis, as determined by the Committee at the time such Performance Measure is established. Notwithstanding the immediately preceding sentence, the Committee may make equitable adjustments to a Performance Measure in recognition of unusual, non-recurring or non-economic events or items affecting the Parent or a Subsidiary or the financial statements of the Parent or a Subsidiary, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. The Performance Measures shall be subject to certification by the Committee.”

IV. Section 2 of the Plan is amended, effective as of December 16, 2014, by deleting Section 2(pp) in its entirety, and substituting therefore the following:

“(pp) “Restricted Period” shall mean the period during which Restricted Shares or Restricted Share Units shall be subject to Restrictions.”

V. Section 2 of the Plan is amended, effective as of December 16, 2014, by deleting Section 2(ss) in its entirety, and substituting therefore the following:

“(ss) “Restricted Share Distributions” shall mean any amounts, whether Shares, cash or other property (other than regular cash dividends) paid or distributed by the Parent with respect to Restricted Shares or Restricted Share Units during a Restricted Period.”

VI. Section 2 of the Plan is amended, effective as of December 16, 2014, by deleting Section 2(aaa) in its entirety, and substituting therefore the following:

“(aaa) “Vest”, “Vested” and similar terms shall mean the number of Award Shares which have become nonforfeitable, including the number of Restricted Shares or Restricted Share Units on which the Restrictions have lapsed; provided, further, and without limitation, that the lapse of Restrictions imposed under a Performance Award, based on the attainment of the Performance Measures set forth in such Performance Award, is also a Vesting event.”

VII. Section 2 of the Plan is amended, effective as of December 16, 2014, to add the following new Section 2(eee):

“(eee) “Restricted Share Unit” means a right, granted to an Eligible Person under Section 13 hereof, to receive Common Stock, cash, or a combination thereof at the end of a specified deferral period.”

VIII. Section 3 of the Plan is amended, effective as of December 16, 2014, to increase the number of Available Shares by an additional 2,000,000 Shares.

IX. Section 12 of the Plan is amended, effective as of December 16, 2014, by deleting Section 12(b) in its entirety, and substituting therefore the following:

“(b) The Restrictions on Restricted Shares shall lapse in whole, or in installments, over whatever Restricted Period shall be selected by the Committee; provided, further, and notwithstanding the foregoing, the Committee may not (i) select a Restricted Period of less than three (3) years (one (1) year in the case of a Restricted Share Award to a Non-Employee Director), (ii) provide for a lapse of Restrictions at a rate which, at any time during the Restricted Period, would result in a percentage of lapsed Restrictions greater than the quotient (expressed as a percentage) of (x) the number of days from the first day of the Restricted Period to the date of reference, divided by (y) 1080 (365 in the case of a Restricted Share Award to a Non-Employee Director), or (iii) select a Restricted Period in excess of nine (9) years.”

X. Sections 13 through 24 and related cross-references are hereby designated as Sections 14 through 25, and the following new Section 13 is hereby added to the Plan effective as of December 16, 2014:

“13. Restricted Share Unit Awards.

(a) Restricted Share Units may be granted at any time and from time to time prior to the termination of the Plan to Eligible Persons as determined by the Committee. Restricted Share Units are Awards denominated in units of Shares under which the issuance of Shares is subject to such Restrictions (including continued employment or performance conditions) and terms as the Committee deems appropriate. Each grant of Restricted Share Units shall be evidenced by an Award Agreement. Unless determined otherwise by the Committee, each Restricted Share Unit will be equal to one Share and will entitle a Holder, upon the lapse of the Restrictions, to receive one Share or payment of an amount of cash equal to the Fair Market Value of one Share. To the extent determined by the Committee, Restricted Share Units may be satisfied or settled in Shares, cash or a combination thereof.

(b) Each Restricted Share Unit Award Agreement shall contain provisions regarding (i) the number of Restricted Share Units subject to such Award or a formula for determining such number and (ii) such terms and conditions on the grant, issuance, Vesting and/or forfeiture of the Restricted Share Units as may be determined from time to time by the Committee.

(c) The grant, issuance, retention, Vesting and/or settlement of Restricted Share Units will occur when and in such installments as the Committee determines or under criteria the Committee establishes; provided, that, the Committee may not (i) select a Restricted Period of less than three (3) years (one (1) year in the case of a Restricted Share Unit Award to a Non-Employee Director), (ii) provide for Vesting at a rate which, at any time during the Restricted Period, would result in a percentage of Vested Restricted Share Units greater than the quotient (expressed as a percentage) of (x) the number of days from the first day of the Restricted Period to the date of reference, divided by (y) 1080 (365 in the case of a Restricted Share Unit Award to a Non-Employee Director), or (iii) select a Vesting period in excess of nine (9) years.

(d) The Committee may accelerate the date on which Restrictions lapse with respect to any Restricted Share Units, so long as such acceleration does not cause Restrictions to lapse in a manner which would have violated Section 13(c) above if the accelerated lapsing schedule had been adopted on the Date of Grant of such Restricted Share Units.

(e) Notwithstanding Section 13(d) and (d) to the contrary, the Committee may accelerate a Restricted Share Unit Award, or expressly provide for automatic acceleration under the terms of a Restricted Share Unit Award, to whatever extent the Committee selects, where the acceleration results solely from Holder’s death, Disability, or Retirement.

(f) In the event of a Holder’s Separation for any reason, any portion of any Award of Restricted Share Units that is not vested as of the date of such Separation, or for which vesting is not accelerated pursuant to Section 13(d) or (d), above, shall immediately be forfeited by the Holder.

(g) Holders shall have no voting rights with respect to Shares underlying Restricted Share Units unless and until such Shares are reflected as issued and outstanding Shares on the Parent’s stock ledger.

(h) Holders in whose name an Award of Restricted Share Units is granted shall be entitled to receive all Restricted Share Distributions, unless determined otherwise by the Committee. The Committee will determine whether any such Restricted Share Distributions will be automatically reinvested in additional Shares or will be payable in cash; provided that such additional Shares and/or cash shall subject to the same restrictions and vesting conditions as the Award with respect to which they were distributed. Notwithstanding anything herein to the contrary, in no event shall Restricted Share Distributions be currently payable with respect to unvested or unearned Performance Awards.

(i) The Committee may, in an Award Agreement or otherwise, provide for the deferred delivery of Shares upon settlement, vesting or other events with respect to Restricted Share Units. Notwithstanding anything herein to the contrary, in no event will any deferral of the delivery of Shares or any other payment with respect to any Restricted Share Unit Award be allowed if the Committee determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code. The Parent shall have no liability to a Holder, or any other party, if a Restricted Share Unit Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee.”

XI. Section 25 of the Plan (as so redesignated) is amended, effective as of December 16, 2014, by deleting it in its entirety, and substituting therefore the following:

“25. Effective Date and Termination Date. The Plan shall be effective as of its Effective Date, and shall terminate on December 16, 2024.”

Dated the 26th day of March, 2015.

CAPITAL SENIOR LIVING CORPORATION

By:	/s/ Lawrence A. Cohen
Name:	Lawrence A. Cohen
Title:	Vice Chairman of the Board and
Chief Executive Officer